Exhibit 99.1


     Wisconsin Rapids, Wis., Dec. 14/PRNewswire/ -- Advantage Learning Systems, Inc. (Nasdaq: ALSI - news), a leading provider of learning information systems to the K-12 school market, today announced that fourth-quarter earnings are expected to decline from the previous quarter. The Company expects quarterly earnings to be between $0.08 and $0.10 per share, compared to $0.16 per share in the third quarter of 1999, and $0.13 per share in the fourth quarter 1998. Quarterly revenues are expected to be up approximately 20% from last year, though down from the third quarter 1999.

     "The late shipment of the new version of Accelerated Reader slowed both follow-on purchases and adoptions by new schools," said Michael Baum, chief executive officer. "Though about 15,000 schools ordered upgrades, we were not able to start shipping till late September, which missed the prime fall buying season for schools. We expect to feel the effects of this delay through the first quarter of next year. Also, California sales were slower than we expected in view of the recent state adoption of the reading products; we believe this may be partially due to districts delaying their orders while awaiting final funding information from the state. To a lesser extent, results were affected by purchasing freezes due to Y2K policies at any corporations, which has impacted sales of our Generation21 training software."

     Because of lower than expected sales, the Company said that it expects its cost of sales and operating costs to be higher as a percent of revenues than previous quarters. Also, the Company has significantly increased marketing and product development expenditures for its new math products, the new version of STAR Reading, the new School Renaissance district-wide improvement program, writing products, international expansion, and distance learning.

     "We are increasing our expenditures on new products and marketing because we are very positive about the long-term outlook," said Baum. "We have unique products and services that are reaching more users in schools than ever before. We recently introduced on-line ordering of Accelerated Reader quizzes over the Internet, and initial results indicate that our customers are very enthusiastic about this easier and more efficient way to build their quiz collections. Our new math programs sold in their first year to over 6,000 schools, and interest from additional schools is running very strong, though the sales cycle for math appears to be longer than for reading. Overall, our market position has become even stronger over the last several years and we are very confident about the future prospects for both new and existing products."

     The Company expects that it will add approximately 1,200 new schools to its customer base during the fourth quarter, compared to 1,900 in the third quarter and 1,700 in the fourth quarter 1998. Despite the slowdown, total new schools added in 1999 are expected to exceed the Company's 1999 target of 6,000-7,000, bringing the total school base to over 48,000, or more than 40% of all US schools. The Company also expects to meet or exceed its annual goal of 70,000 - 75,000 educators trained through its Renaissance training programs.

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     Advantage Learning Systems provides K-12 schools with
computerized learning information systems: software and related training designed to improve academic performance by increasing the quality, quantity, and timeliness of information in the classroom.

     Advantage Learning Systems' software products include Accelerated Reader, the most widely-used reading software in K-12 schools; STAR Reading; STAR Math; Accelerated Math; and Perfect CopyT writing skills software. The Company has trained about 200,000 educators through its Reading Renaissance and Math Renaissance professional development programs; provides test generation software to textbook publishers; and sells enterprise software for organization-wide training and knowledge management. The Company also has subsidiaries in Canada, India, Australia, and the United Kingdom.

     This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results for the fourth quarter of 1999. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K and the Company's other Securities and Exchange Commission filings.